EXHIBIT 99.1

                       UNITED STATES CELLULAR CORPORATION

                STOCK BONUS AND RESTRICTED STOCK AWARD AGREEMENT


                  United States Cellular Corporation, a Delaware corporation (the "Company"), hereby grants to ______________ (the "Employee") as of [_______], 1996 (the "Grant Date") (i) ________ shares of the class of shares designated as "Common Shares" in the Company's Articles of Incorporation ("Common Stock") (the "Stock Bonus"), and (ii) a restricted stock award of ______ shares of the Company's Common Stock (the "Award"), upon and subject to the restrictions, terms and conditions set forth below.

                  1.  Stock Bonus and Award Subject to Acceptance of Agreement.

                  The Stock Bonus and the Award shall become null and void unless the Employee (a) shall accept this Agreement by executing it in the space provided below and returning it to the Company's Vice President of Human Resources and (b) shall execute one or more irrevocable stock powers to facilitate the transfer to the Company (or its assignee or nominee) of all or a portion of the shares subject to the Award, if shares are forfeited either pursuant to Paragraph 4 hereof or if required under applicable laws or regulations, and return such stock power or powers to the Company's Vice President of Human Resources. As soon as practicable after the conditions set forth in clauses (a) and (b) of the previous sentence are satisfied, the Company shall cause to be issued in the Employee's name a stock certificate or certificates

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representing  the total  number of shares of Common  Stock  subject to the Stock
Bonus and a stock certificate or certificates representing the total number of shares of Common Stock subject to the Award.

                  2.  Custody and Delivery of Shares.

                  The Company shall deliver, subject to Paragraph 5.3, the certificate or certificates representing the shares of Common Stock granted under the Stock Bonus as soon as administratively practicable after this Agreement has been executed and returned to the Company in accordance with Paragraph 1. The Company shall hold the certificate or certificates representing the shares of Common Stock subject to the Award (the "Award Shares") until the restrictions on such shares have terminated and the Company shall thereupon, subject to Paragraph 5.3, deliver the certificate or certificates for such shares to the Employee. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Paragraph 5.3.

                  3.  Rights as a Stockholder.

                  The Employee shall have the right to vote the Award Shares (and Common Stock distributions thereon), unless and until such shares are forfeited pursuant to Paragraph 4 hereof or if required under applicable laws or regulations. Any dividends or other distributions (including, without limitation, a cash dividend, a stock dividend or stock split) with respect to Award Shares shall be delivered to the Company and shall be subject to the same restrictions as the Award Shares. If any dividend or other distribution is in the form of Common Stock, the Employee shall execute one or more irrevocable stock powers similar to the stock powers executed with respect to the Award Shares and return such stock power and powers to the Company's Vice President of Human Resources. Such dividends and other distributions made with respect to Award Shares shall be accumulated in a separate account for the Employee. As soon

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as practicable  after any Award Shares are no longer subject to forfeiture,  (i)
any cash dividends held in such separate account in respect of such shares shall
be  paid  to  the  Employee  in  cash  without   interest  and  (ii)  any  other
distributions made in respect of such shares shall be delivered to the Employee in kind without interest.


                  4. Restriction Period and Forfeiture. (a) In General. Except as otherwise provided in this Paragraph 4, the restrictions on 50% of the Award Shares shall terminate when the Company achieves the 1.5 million customer level and the restrictions on the other 50% of the Award Shares shall terminate when the Company achieves the 2.0 million customer level, provided that with respect to each such 50% the Employee is employed by the Company or any other corporation which owns directly or indirectly at least 50% of the outstanding stock of the Company (or the combined voting power of such outstanding stock) or a corporation at least 50% of whose outstanding stock or the combined voting power of such outstanding stock is owned directly or indirectly by the Company (an "Affiliate") on the date the relevant customer level is achieved. For purposes of the Award, only customers in markets managed by the Company shall be included in determining the Company's customer level.

                  (b) Retirement, Disability or Death. If the Employee's employment by the Company or an Affiliate terminates by reason of (i) retirement on or after age 65, (ii) a total physical disability which, in the judgment of the Chairman, prevents the Employee from performing such Employee's employment duties for a continuous period of at least six months ("Disability") or (iii) death prior to termination of restrictions on all the Award Shares in accordance with subsection (a) above, the restrictions shall terminate upon the Employee's termination of employment.


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                  (c)  Other  Termination  of  Employment.   If  the  Employee's
employment by the Company or an Affiliate terminates for any reason other than retirement on or after age 65, Disability or death prior to termination of restrictions on all the Award Shares in accordance with subsection (a) above, the Award Shares subject to the restrictions on the date of the Employee's termination of employment shall be forfeited and shall be canceled by the Company. In the event that the Employee shall forfeit any Award Shares, the Employee shall, within 10 days of the date of the Company's written request, return this Agreement to the Company for cancellation. Notwithstanding the prior sentence, such shares nonetheless shall be forfeited and canceled by the Company.

                  (d) Competition or Misappropriation of Confidential Information. If prior to the delivery of the certificates representing the shares subject to the Stock Bonus or any Award Shares in accordance with Paragraph 2 above, the Employee either (i) enters into competition with the Company or an Affiliate or (ii) misappropriates confidential information of the Company or an Affiliate, as determined by the Chairman in his sole discretion, then all rights with respect to the Common Shares evidenced by such certificate or certificates shall be immediately forfeited and shall be canceled by the Company. For purposes of the preceding sentence, the Employee shall be treated as entering into competition with the Company or an Affiliate if the Employee
(i) directly or indirectly, individually or in conjunction with any person, firm or corporation, has contact with any customer of the Company or an Affiliate or any prospective customer which has been contacted or solicited by or on behalf of the Company or an Affiliate for the purpose of (A) soliciting or selling to such customer or prospective customer any product or service, except to the extent such contact is made on behalf of the Company or an Affiliate, or (ii) otherwise competes with the Company or an Affiliate in any manner or otherwise engages in the business of the Company or an Affiliate. The Employee shall be treated as misappropriating confidential information of the Company or an Affiliate if the Employee (i) uses confidential information (as described below) for the

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benefit of anyone other than the Company or such Affiliate,  as the case may be, or discloses the confidential information to anyone not authorized by the Company or such Affiliate, as the case may be, to receive such information, (ii) upon termination of employment, makes any summaries of, takes any notes with respect to, or memorizes any information or takes any confidential information or reproductions thereof from the facilities of the Company or an Affiliate, or
(iii) upon termination of employment or upon the request of the Company or an Affiliate, fails to return all confidential information then in the Employee's
possession.   "Confidential   information"   shall  mean  any  confidential  and
proprietary drawings, reports, sales and training manuals, customer lists, computer programs, and other material embodying trade secrets or confidential technical, business, or financial information of the Company or an Affiliate.

                  (e) Change in Control. Any restrictions on Award Shares shall immediately terminate upon the occurrence of (i) a "Change in Control," as defined below, or (ii) a "change in control" within the meaning of the Telephone and Data Systems, Inc. 1994 Long-Term Incentive Plan at a time when TDS owns directly or indirectly at least 50% of either the outstanding stock of the Company or the combined voting power of such stock.

                  For purposes of this Paragraph 4(e), a Change in Control shall mean:

                  (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally on matters (without regard to the election of directors) (the "Outstanding Voting Securities"), excluding, however, the following: (i) any acquisition directly from the Company or an Affiliate

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         (excluding any acquisition  resulting from the exercise of an exercise,
         conversion  or  exchange  privilege,   unless  the  security  being  so
         exercised, converted or exchanged was acquired directly from the Company or an Affiliate), (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate,
         (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Paragraph 4(e), or (v) any acquisition by the following persons: (A) LeRoy T. Carlson or his spouse, (B) any child of LeRoy T. Carlson or the spouse of any such child, (C) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (D) the estate of any of the persons described in clauses (A)-(C), (E) any trust or similar arrangement
         (including  any   acquisition  on  behalf  of  such  trust  or  similar
         arrangement by the trustees or similar persons) provided that all of the current beneficiaries of such trust or similar arrangement are persons described in clauses (A)-(C) or their lineal descendants, or
         (F) the voting trust which expires on June 30, 2009, or any successor to such voting trust, including the trustees of such voting trust on behalf of such voting trust, (all such persons, collectively, the "Exempted Persons");

                  (2) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of such Incumbent Board; provided that any individual who becomes a director of the Company after such date, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act,

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         or any other actual or threatened  solicitation  of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

                  (3) approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 51% of the combined voting power of the outstanding securities of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company's assets) which are entitled to vote generally on matters (without regard to the election of directors), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction, (ii) no Person (other than the following Persons: (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or Affiliate, (x) the corporation resulting from such Corporate Transaction, (y) the Exempted Persons,
         (z) and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 25% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors) and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

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                  (4)  approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

                  5.  Additional Terms and Conditions of Stock Bonus and Award.

                  5.1. Nontransferability of Award. During the restriction period described in Section 4(a), the shares of Common Stock subject to such restrictions may not be transferred by the Employee other than by will, the laws of descent and distribution or to the Employee's beneficiary or beneficiaries as designated on the form attached hereto. Except as permitted by the foregoing, during the restriction period described in Section 4(a), the shares of Common Stock subject to such restrictions may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such shares shall be null and void.

                  5.2. Investment Representation. The Employee hereby represents and covenants that (a) any share of Common Stock acquired as part of the Stock Bonus or upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Employee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date

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of acquisition of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to the delivery to the Employee of any shares granted pursuant to the Stock Bonus or the Award, the Employee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Board of Directors of the Company or any committee authorized by the Board of Directors of the Company shall in its sole discretion deem necessary or advisable.

                  5.3. Tax Withholding. (a) As a condition precedent to any delivery to the Employee of any shares of Common Stock granted pursuant to either the Stock Bonus or the Award, the Employee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to such shares. If the Employee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Employee.

                  (b) The Employee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Paragraph 5.3(a), (2) delivery to the Company of previously owned whole shares of Common Stock (for which the Employee has good title, free and clear of all liens and encumbrances) having a fair market value determined as of the date the obligation to withhold or pay taxes first arises in connection with the Stock Bonus or the Award (the "Tax Date") which is equal to the Required Tax Payments, (3) authorizing the Company to withhold from the shares of Common Stock which would otherwise be delivered to the

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Employee  pursuant to the Stock  Bonus or the Award a number of whole  shares of
Common Stock having a fair market value determined as of the Tax Date which is equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company through whom the Employee has sold the shares with respect to which the Required Tax Payments have arisen or (5) any combination of
(1), (2) and (3). The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5). Whole shares of Common Stock to be so delivered or withheld may not have an aggregate fair market value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to pay the Required Tax Payments in full shall be disregarded and the remaining amount due shall be paid in cash by the Employee.

                  5.4. Adjustment. In the event of any stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, spin-off, combination of shares in a reverse stock split or other similar event, the number and class of shares of Common Stock subject to any restrictions at the time of such event shall be appropriately adjusted by the Company. The decision of the Company regarding the amount and timing of any adjustment pursuant to this Paragraph 5.4 shall be final, binding and conclusive.

                  5.5. Compliance with Applicable Law. The Stock Bonus and the Award are subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Stock Bonus or the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or, in the case of any Award Shares, the taking of any other action is necessary or desirable as a condition of, or in connection with, the termination of the restrictions on such shares or delivery of such shares may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not

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acceptable to the Company. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

                  5.6. Stock Bonus and Award Confer No Rights to Continued Employment. In no event shall the granting of the Stock Bonus or the Award or their acceptance by the Employee give or be deemed to give the Employee any right to continued employment by the Company or by any Affiliate.

                  5.7. Decisions of Chairman. The Chairman shall have the right to resolve all questions which may arise in connection with this Agreement. Any interpretation, determination or other action made or taken by the Chairman regarding this Agreement shall be final, binding and conclusive.

                  6.  Miscellaneous Provisions.

                  6.1. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Employee, acquire any rights hereunder.

                  6.2. Notices. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by actual delivery to the party entitled thereto, or (b) by mailing through the United States postal service to the last known address of the party entitled thereto, via certified or registered mail, postage prepaid and return receipt requested or by telecopy with confirmation of receipt. The notice shall be deemed to be received in case of delivery, on the date of its actual receipt by the party entitled thereto, and in case of mailing by certified or registered mail, five days following the date of such mailing, and in the case of telecopy, on the date of confirmation of receipt.

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                  6.3. Governing Law. This Agreement and all determinations made and actions taken pursuant thereto, to the extent not governed by the laws of the United States, shall be governed by, and interpreted in accordance with, the internal laws of the State of Delaware, without regard to conflicts of laws principles.

                  6.4. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

                                        UNITED STATES CELLULAR CORPORATION

                                        By:_______________________________
                                               H. Donald Nelson
                                               Chief Executive Officer



Accepted this____ day of

_________________, 199_.


________________________
            Employee


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                       UNITED STATES CELLULAR CORPORATION


                STOCK BONUS AND RESTRICTED STOCK AWARD AGREEMENT


                          BENEFICIARY DESIGNATION FORM

                  You may designate a primary beneficiary and a secondary beneficiary. You can name more than one person as a primary or secondary beneficiary. For example, you may wish to name your spouse as primary beneficiary and your children as secondary beneficiaries. Your secondary beneficiary(ies) will receive nothing if any of your primary beneficiaries survive you. All primary beneficiaries will share equally unless you indicate otherwise. The same rule applies for secondary beneficiaries.

Designate Your Beneficiary(ies):

                  Primary Beneficiary(ies) (give name, address and relationship to you):

                  ---------------------------------------------------

                  ---------------------------------------------------

                  ---------------------------------------------------

                  Secondary Beneficiary(ies) (give name, address and

                  relationship to you): ____________________________

                  ---------------------------------------------------

                  ---------------------------------------------------

                  ---------------------------------------------------


                  I certify that my designation of beneficiary set forth above is my free act and deed.



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Name                                        Signature
(please print)
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                                            Date




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